EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares that were effectuated by Saba Capital from the filing of the Schedule 13D/A on 3/24/26 to 7/28/2026, the date of the event that required the filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
4/7/2026	Buy	1,107	20.72
6/24/2026	Buy	6,296	22.64
6/25/2026	Buy	7,862	22.76
6/26/2026	Buy	3,813	22.70
6/29/2026	Buy	1,300	22.70
6/30/2026	Buy	6,453	22.85
7/1/2026	Buy	7,768	22.83
7/2/2026	Buy	1,696	22.96
7/6/2026	Buy	1,461	22.96
7/7/2026	Buy	2,312	22.91
7/8/2026	Buy	6,946	22.51
7/9/2026	Buy	1,152	22.75
7/10/2026	Buy	11,020	23.00
7/13/2026	Buy	7,654	23.12
7/16/2026	Buy	1,584	22.93
7/17/2026	Buy	4,034	22.76
7/20/2026	Buy	50	22.90
7/22/2026	Buy	9,752	22.43
7/23/2026	Buy	8,727	22.13
7/27/2026	Buy	1,524	22.42
7/28/2026	Buy	5,286	22.66